Exhibit 10.2

EMPLOYEE SEPARATION AGREEMENT

Midwest Holding Inc.

2900 South 70th Street, Suite 400

Lincoln, Nebraska 68510

March 31, 2022

Debra Havranek

19882 Chicago St

Omaha, NE 68022

Dear Debra:

This Separation Agreement is entered into by and between you (“You” or “Employee”) and the Employer. The term “Party” or “Parties” as used herein refer to Employee, Employer or both, as may be appropriate.

Per your conversation with Eric Berg on March 18, 2022, we accept your notice of Retirement effective June 30, 2022. As of April 1, 2022, the Employee will work remotely, unless otherwise requested by the Employer and conduct a smooth transition of authority as assigned by the Employer. This letter confirms our discussion regarding your retirement and includes a Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”).

1.	Last Day of Employment. Your employment with the Employer terminates effective June 30, 2022 (the “Separation Date”).

2.	Benefits. All benefits and perquisites of employment will cease as of the Separation Date, June 30, 2022. At that time, you may choose to continue certain of your health coverage benefits at your own expense by electing to obtain coverage under COBRA. Information regarding COBRA will be provided to you by the Employer in a separate document. Employee understands and agrees that Employee’s right to benefits under Employer’s health and benefit program, if any shall be limited to those set forth under COBRA.

3.	Consideration. In consideration for signing this Separation Agreement and complying with is terms, the Parties agree to the following;

a.	An initial lump sum payment of $100,000 less applicable withholdings and deductions on April 15, 2022.

b.	From April 1, 2022, until May 15, 2022, the Employee will act as the lead CAO. During this time the Employee will engage in the transition to assist with preparing the quarterly statements including but not limited to;

i.	disclosing locations, data and formatting of all finance and accounting related information;

ii.	train staff, explain and document what they do in close and;

iii.	work to ensure there is no disparagement of the company.

c.	From May 16, 2022, until June 30, 2022, the Employee support the accounting and finance team in the background as a resource to provide support or answer questions, including but not limited to assisting with the transition to the new Vice President of Accounting and Finance.

d.	On July 15, 2022, the Employee will receive an additional lump sum payment of $50,000 less applicable withholdings and deductions if, in the view of the Employer all transitions have been successfully executed to a reasonable standard.

e.	Beginning on July 1, 2022, the Employee will transition to a consulting role which will terminate on September 30, 2022.

i.	The Employer agrees to pay the Employee an hourly fee of $125.00 for consulting work in the event the Employer seeks consultation by the Employee on an as needed basis. The total fee is to be paid by the 15th of the month following the month in which services are rendered.

ii.	Billable hours are only to be worked at the request of the Employer. All hours are to be tracked by both parties and will be approved by CEO or CFO for payment.

iii.	The consulting agreement will end on September 30, 2022. At that point, the Employee will be paid an additional final lump sum of $50,000, less applicable withholdings and deductions, on October 15, 2022.

1.	This final payment is not contingent on working consulting hours, but on continuing the same standard of quality work at a reasonable standard and only when asked by the Employer.

f.	The Separation Payment schedule shall be paid only if you do not revoke this Separation Agreement, in accordance with the terms set forth herein.

4.	No Consideration Absent Execution of this Separation Agreement. Employee understands and agrees that Employee would not receive the consideration specified in Section 3 above except for Employee’s execution of this Separation Agreement and fulfillment of the promises contained herein.

5.	General Release of Claims, Claims Not Released and Related Provisions.

a.	General Release of Claims. Employee, individually and on behalf of Employee’s heirs, executors, administrators, representatives, attorneys, successors and assigns hereby knowingly and voluntarily releases and forever discharges Employer, including without limitation its predecessors, successors, insurers, assigns, subsidiaries, parent companies, affiliates, partners, attorneys, officers, directors, owners, agents or current or former employees, both individually and in their business capacities and their employee benefit programs and any of its trustees, administrators, fiduciaries and insurers of such plans and programs (collectively, “Released Parties”) to the fullest extent permitted by law and from any and all claims of any kind whatsoever, known and unknown, asserted and unasserted which Employee has or may have against the Released Parties as of the date of this Separation Agreement.

b.	Claims Not Released. You are not waiving any rights you may have to: (a) your own vested accrued employee benefits under the Employer’s health, welfare or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Separation Agreement; and/or (d) enforce this Separation Agreement and/or challenge the validity of this Separation Agreement.

c.	Government Agencies. Nothing in this Separation Agreement prohibits or prevents you from filing a charge with or participating, testifying or assisting in the investigation, hearing, whistleblower proceeding or other proceeding before any federal, state or local government agency nor does anything in this Separation Agreement preclude, prohibit or otherwise limit in any way your rights and abilities to contact, report matters or to otherwise participate in any whistleblower program administered by such agencies. However, to the maximum extent permitted by law you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or individual remedies.

d.	Class Action Waiver. To the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on a claim which Employee or any other employee (whether current, past or future) of the Employer is a party (or potential party).

6.	Acknowledgements and Affirmations. By executing this Separation Agreement, you affirm (1) you have not filed, caused to be filed or presently are a party to any claim against the Employer or any Released Party and that you are not presently a party to any claim, complaint or action against any of the Released Parties in any forum or form, (2) that you have been paid and/or have received all compensation, wages, bonuses, commissions and/or benefits which are due and payable as of the date you sign this Separation Agreement, (3) that you have been granted, or have not been denied, any leave to which you were entitled to under any of: (i) the Family and Medical Leave Act or (ii) any related state or local leave or disability accommodation law, (4) that you have no known workplace injuries or occupation diseases, (5) that you have not been retaliated against for reporting any allegations of wrongdoing by the Employer or any Released Party, (6) that all of the Employer’s decisions regarding your pay and benefits through the Separation Date were not discriminatory based on age, mental and physical disability, medical condition, race, color, sex, gender, gender identification or expression, sexual orientation, marital status, pregnancy, religion, national origin, denial of medical or family care leave, pregnancy disability leave or another classification protected (or that may be protected) by law.

7.	Consideration and Revocation Periods. You understand and acknowledge that your release of claims under the Age Discrimination in Employment Act (as amended from time to time, the “ADEA”) is subject to special waiver protection. Therefore, in accordance with ADEA you specifically agree that you knowingly and voluntarily release and waive any rights or claims of discrimination under the ADEA. In particular, you represent and acknowledge that you understand the following: (a) you are not waiving rights or claims for age discrimination under the ADEA that may arise after the date you sign this Separation Agreement, (b) you are waiving rights or claims for age discrimination under the ADEA in exchange for the Separation Payment described herein, (c) you have been given an opportunity to consider fully the terms of this Separation Agreement for 21 days although you are not required to wait 21 days before signing this Separation Agreement and (d) you understand that you have seven calendar days after you sign this Separation Agreement to revoke your Separation Agreement as to your release of claims under the ADEA.

Any such revocation must be in writing and delivered to the address below.

Midwest Holding Inc.

Attention: Georgette Nicholas (CEO)

2900 South 70th Street, Suite 400

Lincoln, NE 68506

The revocation must state “I hereby revoke my acceptance of our Separation Agreement and General Release of All Claims.”

The portion of this Separation Agreement that pertains to payment of the Separation Payment and the release of claims under the ADEA shall not become effective or enforceable until the seven-day revocation period has expired, but all other provisions of this Separation Agreement will become effective upon your execution of this Separation Agreement.

8.	No Admission of Wrongdoing. You acknowledge and agree that nothing contained in this Separation Agreement shall constitute or be treated as an admission by the Employer or any Released Party of any wrongdoing, liability or of any violation of law. The Parties agree that neither this Separation Agreement nor the furnishing of consideration for this Separation Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of wrongdoing or evidence of any liability or unlawful conduct of any kind.

9.	Limited Disclosure. Employee agrees that he or she will not publicize or disclose or cause or knowingly permit the publication or disclosure of any term and provision contained in this Separation, including its existence or contents or any related negotiations (collectively, “Confidential Information”) to any person, firm, organization or entity of any type whatsoever without the prior written consent of the Employer, unless compelled by operation of law, or if such disclosure is made in confidence to his or her spouse, physician or accountant.

10.	Return of Employer Property, Non-Disclosure of Confidential and Employer Information. Within seven days of your execution of this Separation Agreement, you will return any and all of Employer’s documents and property currently in your possession (collectively “Employer Property”). You represent and agree that you will not disseminate or use for any other purpose any Employer Property. You also represent and agree that to the best of your knowledge and belief you have not retained and will not retain any electronic and paper copies, duplicates, reproductions or excerpts of Employer Property or Employer Information (as define below).

The term “Employer Information” means proprietary and confidential information belonging to the Employer or any of the Released Parties, including, without limitation, identification of and information about policies, securities, loans and other assets held by the party and its customers and all know-how, processes, guidelines, techniques, strategies, trading information, research, ideas, concepts, product plans, products, client and investor lists and client and investor information, markets, developments, formulas, technology, test results, test procedures, findings, reports, materials, samples, compositions, drawings, designs, marketing, finances, procedures, business operations and other business information, whether written, graphic, or oral, that Employee had access to not generally available to the public.

You acknowledge and agree that the Employer derives independent economic value from the Employer Information not being known to the public or to other persons or businesses who can obtain value from its disclosure or use. You acknowledge and agree that in the course of your employment you have obtained Employer Information. You understand and agree that such Employer Information was provided to you only for use as an employee of the Employer. Accordingly, Employee hereby understands and agrees to:

(i)	Keep such Employer Information confidential at all times,

(ii)	Not disclose or communicate Employer Information to any 3rd party, and

(iii)	Not make use of Employer Information on Employee’s own behalf or on behalf of any 3rd party.

In view of the nature of Employee’s employment and the nature of the Employer Information that Employee received (or may have received) during the course of Employee’s employment, Employee agrees that any unauthorized disclosure of Employer Information or other violation or threatened violation of this Separation Agreement would cause irreparable damage to the confidential or trade secret status of Employer Information and to the Employer (or any Released Party) shall be entitled to an injunction without posting any bond or security prohibiting Employee from any disclosure, attempted disclosure of Employer Information or any violation or threatened violation of this Separation Agreement. The undertakings set forth in this Section shall survive the termination of this Separation Agreement and/or other arrangements in the Separation Agreement. You also affirm that you are in possession of all of your property that you had at Employer’s premises and that Employer is not in possession of any of your property.

11.	Non-Disparagement. Except as expressly provided for in this Separation Agreement, you agree you will not, either directly or indirectly, make any disparaging statements about the Employer or its owners, management, employees, customers, financial condition, past or current business practices, services or products to any person, whether written or oral unless otherwise required under applicable law.

12.	Entire Agreement. This Separation Agreement sets forth the entire agreement between the Parties and supersedes any prior agreements or understandings between the Parties (except as set forth in Section 13 below, which are incorporated by reference herein). Employee also acknowledges that Employee has not relied on any representations, promises or agreements of any kind made in connection with this Separation Agreement, other than as set forth herein.

13.	Pre-Existing Agreements. Notwithstanding the foregoing, the Parties agree that the terms and conditions set forth in any employee proprietary information agreement etc. by and between the Employer and you shall remain in full force and effect in accordance with its terms and shall in no way be amended, altered or modified by this Separation Agreement and shall stand alone, operate individually and shall be enforced separately without reference to or effect by this Separation Agreement.

14.	Governing Law and Interpretation. This Separation Agreement shall be construed with the laws of the State of Nebraska. You understand and agree that this Separation Agreement cannot be amended other than as set forth herein and shall be construed as a whole according to its fair meaning, and not in favor of or against any party. If any provision of this Separation Agreement is found to be invalid, unenforceable or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Separation Agreement shall remain in full force and effect.

In the event of a breach of any provision of this Separation Agreement, any Party may institute an action specifically to enforce any terms of this Separation Agreement or seek damages for breach. If any legal action is brought on or with respect to this Separation Agreement, the prevailing party, as determined by the finder of fact, shall be entitled to recover its legal fees including attorney’s fees and the costs of suit from the other party.

15.	Amendment. This Separation Agreement may not be modified, altered or changed except in writing signed by both Parties wherein specific reference is made to this Separation Agreement.

16.	Acknowledgement. By your signature below, you acknowledge that:

(i)	You have carefully read and reviewed this Separation Agreement.

(ii)	You have been advised to consult with an attorney of your choosing before you sign this Separation Agreement;

(iii)	You are fully aware of the Separation Agreement’s contents and legal effect;

(iv)	You have chosen to enter into this Separation Agreement freely, without coercion and based upon your own judgment and not in reliance upon any promises by the Employer or any Released Party other than as set forth herein; and

Please indicate your agreement with the terms above by signing below and returning this Separation Agreement to me no later than Monday April 4, 2022.

Sincerely

By:	/s/ Jeffrey Norris

Name: Jeffrey Norris

Title: Vice President of Human Resources

My acknowledgement and acceptance of the above terms is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Separation Agreement and that I sign this release of claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights that I have waived in this release. Having elected to execute this Separation Agreement, I freely and knowingly, after due consideration, enter into this Separation Agreement intending to waive and release all claims I have or might have against the Released Parties as of the date of the execution of this Separation Agreement.

Accepted by:	/s/ Debra Havranek

Name: Debra Havranek

5